CO-ADMINISTRATION AGREEMENT


         This CO-ADMINISTRATION AGREEMENT (the "Agreement") is made as of December 1, 1998 by and among STEPHENS INC. ("Stephens"), NATIONSBANC ADVISORS, INC. ("NBAI") and NATIONS INSTITUTIONAL RESERVES ("Reserves").

         WHEREAS, Reserves is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, Reserves desires to retain Stephens and NBAI to render certain administrative services for the investment portfolios of Reserves listed on
Schedule I (individually, a "Fund" and collectively, the "Funds"), and Stephens and NBAI are willing to render such services.

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the parties hereto as follows:

         1. Appointment.

              (a) Reserves hereby appoints Stephens to act as Co-Administrator of the Funds and Stephens hereby accepts such appointment and agrees to render such services and duties set forth in Paragraph 3, for the compensation and on the terms herein provided. Absent written notification to the contrary by Reserves, NBAI or Stephens, each new investment portfolio established in the future by Reserves shall automatically become a "Fund" for all purposes hereunder as if listed on Schedule I.

              (b) Reserves also hereby appoints NBAI to act as Co-Administrator of the Funds, and NBAI hereby accepts such appointment and agrees to render such services and duties set forth in Paragraph 4, for the compensation and on the terms herein provided. Absent written notification to the contrary by either Reserves or NBAI, each new investment portfolio established in the future by Reserves shall automatically become a "Fund" for all purposes hereunder as if listed on Schedule I.

         2. Delivery of Documents. Reserves has furnished Stephens and NBAI with copies properly certified or authenticated of each of the following:

         (a) Reserves' most recent Post-Effective Amendment to its Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933, as amended, and under the 1940 Act (File Nos. 33-33144 and 811-6030), as filed with the Securities and Exchange Commission (the "SEC") relating to the Funds' shares (the "Shares");

         (b) The Funds' most recent Prospectus(es); and

         (c) The Funds' most recent Statement(s) of Additional Information.

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         Reserves will furnish Stephens and NBAI from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, Reserves will provide Stephens and NBAI with any other documents that Stephens and NBAI may reasonably request and will notify Stephens and NBAI as soon as possible of any matter materially affecting either Stephens' or NBAI's performance of its services under this Agreement.

         3. Duties as Co-Administrator. Subject to the supervision and direction of the Board of Trustees of Reserves, Stephens, as Co-Administrator, will assist in supervising various aspects of Reserves' administrative operations and undertakes to perform the following specific services from and after the effective date of this Agreement:

              (a) Maintaining office facilities for Reserves (which may be in the offices of Stephens or a corporate affiliate);

              (b) Furnishing clerical services, internal executive and administrative services and stationery and office supplies in connection with the foregoing;

              (c) Assist in furnishing statistical and research data and data processing services in connection with the foregoing;

              (d) Furnishing corporate secretarial services, including assisting in the coordination of the preparation and distribution of materials for Board of Trustees meetings;

              (e) Providing the services of certain persons who may be appointed as officers of Reserves by Reserves' Board of Trustees;

              (f) Assist in coordinating the provision of legal advice and counsel to Reserves with respect to regulatory matters, including monitoring regulatory and legislative developments which may affect Reserves and assisting in the strategic response to such developments, counseling and assisting Reserves in routine regulatory examinations or investigations of Reserves, and working closely with outside counsel to Reserves in connection with any litigation in which Reserves is involved;

              (g) Assist in coordinating the preparation of reports to Reserves' shareholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports to Shareholders and on Form N-SAR and Notices pursuant to Rule 24f-2 under the 1940 Act;

              (h) Coordinating with Reserves regarding the jurisdictions in which the Shares shall be registered or qualified for sale and, in connection therewith, being responsible for the registration or qualification and the maintenance of such registration or qualification of Shares for sale under the securities laws of any state. Payment of share registration fees and any fees for qualifying or continuing the qualification of Reserves or any Fund as a dealer or broker shall be made or reimbursed by Reserves or that Fund, respectively;

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              (i) Assisting in the preparation and filing on a timely basis of various reports, registration statements and post-effective amendments thereto, and other documents required by federal, state and other applicable laws and regulations, other than those filed or required to be filed by NBAI or the Funds' Sub-Advisers, Transfer Agent, Sub-Transfer Agent or Custodian;

              (j) Performing certain compliance procedures for Reserves which will include, among other matters, monitoring compliance with personal trading guidelines by Reserves' Board of Trustees; and

              (k) Generally assisting in all aspects of Reserves' operations.

         In performing all services under this Agreement, Stephens shall (i) act in conformity with: Reserves' Declaration of Trust and Bylaws, the 1940 Act and the rules thereunder, and other applicable laws and regulations, as the same may be amended from time to time, and Reserves' Registration Statement, as such Registration Statement may be amended from time to time; (ii) consult and coordinate with Reserves, as necessary and appropriate; and (iii) advise and report to Reserves, as necessary or appropriate, with respect to any compliance matters that come to its attention.

         Stephens represents and warrants to Reserves that it will use reasonable efforts to perform its duties and obligations under this Agreement without: (a) any failure of its computer systems, or those used by it in the performance of its duties hereunder, to properly record, store, process, calculate or present calendar dates falling on and after, and time spans including, January 1, 2000 as a result of the occurrence of, or use of data containing, such date; (b) any failure of its computer systems, or those used by it in the performance of its duties hereunder, to calculate any information dependent on or relating to dates on or after January 1, 2000; or (c) any loss of functionality or performance with respect to the maintenance of records or processing of data containing dates falling on or after January 1, 2000 ((a), (b), and (c) above shall be referred to as "Y2K Failures"). Notwithstanding the above, Stephens shall not be liable for any Y2K Failures caused by Y2K Failures in a third party system with which Stephens interfaces or from which Stephens receives data in connection with the performance of its duties hereunder.

         In performing its services under this Agreement, Stephens shall cooperate and coordinate with NBAI as necessary and appropriate and shall provide such information as is reasonably necessary or appropriate for NBAI to perform its responsibilities to Reserves.

         4. Duties as Co-Administrator. Subject to the supervision and direction of the Board of Trustees of Reserves, NBAI, as Co-Administrator, will assist in supervising various aspects of Reserves' administrative operations and undertakes to perform the following specific services, from and after the effective date of this Agreement:

              (a) providing accounting and bookkeeping services (including the maintenance for the periods prescribed by Rule 31a-2 under the 1940 Act of such accounts, books and records of Reserves as may be required by Section 31(a) of the 1940 Act and the rules thereunder). NBAI further agrees that all such

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

records which it maintains for Reserves are the property of Reserves and further agrees to surrender promptly to Reserves any of such records upon Reserves' request;

              (b) valuing each Fund's assets and calculating the net asset value and the net income of the shares of each Fund in accordance with Reserves' current Prospectus(es), applicable pricing procedures and resolutions of Reserves' Board of Trustees, provided, that in performing such services, NBAI shall obtain security market quotes from independent pricing services, or if such quotes are unavailable, obtain such prices from the Funds' Sub-Advisers;

              (c) accumulating information for reports to Reserves' shareholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports to Shareholders and on Form N-SAR and Notices pursuant to Rule 24f-2 under the 1940 Act;

              (d) preparing and filing on a timely basis Reserves' tax returns and other tax filings;

              (e) monitoring the development and implementation of certain compliance procedures for Reserves including, but not limited to, monitoring (i) each Fund's status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended, including performing, on a monthly basis and based upon information provided by the Fund's Sub-Advisers, the 90% gross income and asset diversification tests derived from such Sub-Chapter; and
(ii) compliance by each Fund with its investment objective, policies and restrictions, and applicable laws and regulations;

              (f) preparing and furnishing to Reserves monthly broker security transaction summaries and monthly security transaction listings and (at Reserves' request) performance information (including yield and total return information) calculated in accordance with applicable U.S. securities laws and reporting to external databases such information as may reasonably be requested;

              (g) assisting Reserves and its agents in their accumulation and preparation of materials for the Board of Trustees' meetings and for regulatory examinations and inspections of Reserves, to the extent such materials relate to the services being performed for Reserves by NBAI; and

              (h) coordinate the provisions of services to Reserves by other service providers to Reserves, including the transfer agent, sub-transfer agent and custodian.

         In performing all services under this Agreement, NBAI shall (i) act in conformity with Reserves' Declaration of Trust and Bylaws; the 1940 Act and the rules thereunder, and other applicable laws and regulations, as the same may be amended from time to time; and Reserves' Registration Statement, as such Registration Statement may be amended from time to time, (ii) consult and coordinate with Reserves, as necessary and appropriate, and (iii) advise and report to Reserves, as necessary or appropriate, with respect to any compliance matters that come to its attention.

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

         NBAI represents and warrants to Reserves that it will use reasonable efforts to perform its duties and obligations under this Agreement without: (a) any failure of its computer systems to properly record, store, process, calculate or present calendar dates falling on and after, and time spans including, January 1, 2000 as a result of the occurrence of, or use of data containing, such date; (b) any failure of its computer systems to calculate any information dependent on or relating to dates on or after January 1, 2000; or
(c) any loss of functionality or performance with respect to the maintenance of records or processing of data containing dates falling on or after January 1, 2000 ((a), (b), and (c) above shall be referred to as "Y2K Failures"). Notwithstanding the above, NBAI shall not be liable for any Y2K Failures caused by Y2K Failures in a third party system with which NBAI interfaces or from which NBAI receives data in connection with the performance of its duties hereunder including, without limitation, the system of any sub-administrator engaged pursuant to Paragraph 4.

         In connection with its duties under this Paragraph 4, it is understood and agreed that NBAI may, at its own expense, enter into sub-administration agreements with other service providers and the Fund(s), provided that each such service provider agrees with NBAI and the Fund(s) to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. In addition, upon notice to the Board of Trustees of Reserves, the parties agree that NBAI may from time to time assume some or all of Stephens' duties set forth in Paragraph 3 above.

         In performing its responsibilities under this Agreement, NBAI shall cooperate and coordinate with Stephens as necessary and appropriate and shall provide such information within its possession or control as is reasonably necessary or appropriate to Stephens to enable it to perform its responsibilities to Reserves.

5.   Compensation.

              (a) Stephens shall bear all expenses in connection with the performance of its services under this Agreement, except those enumerated in Paragraph 5(a)(2) below.

                  (1) Stephens will from time to time employ or associate with such person or persons as Stephens may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees of both Stephens and Reserves. The compensation of such person or persons shall be paid by Stephens and no obligation shall be incurred on behalf of Reserves or NBAI in such respect.

                  (2) Stephens shall not be required to pay any of the following expenses incurred by Reserves: investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage fees and commissions; taxes and fees payable to federal, state and other governmental agencies; fees of Trustees of Reserves who are not affiliated with Stephens; outside auditing expenses; outside legal expenses; fees of any other service provider to Reserves; or other expenses not specified in this Section 5(a) which may be properly payable by Reserves and which are approved by Reserves' President or Treasurer.

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

(3) Reserves will compensate Stephens for its services rendered pursuant to this Agreement in accordance with Schedule A. In addition, Reserves shall reimburse Stephens for certain reasonable out-of-pocket distributions made in connection with fulfilling its obligations under the Agreement. The items eligible for reimbursement are set forth on Schedule A.

              (b) NBAI shall bear all expenses in connection with the performance of its services under this Agreement, except those enumerated in 5(b)(2) below.

                  (1) NBAI will from time to time employ or associate with such person or persons as NBAI may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees of both NBAI and Reserves. The compensation of such person or persons shall be paid by NBAI and no obligation shall be incurred on behalf of Reserves or Stephens in such respect.

                  (2) NBAI shall not be required to pay any of the following expenses incurred by Reserves: investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage fees and commissions; taxes and fees payable to federal, state and other governmental agencies; fees of Trustees of Reserves who are not affiliated with NBAI; outside auditing expenses; outside legal expenses; fees of independent pricing services utilized by NBAI to value each Fund's assets; fees of any other service provider to Reserves (other than a sub-administrator engaged pursuant to Paragraph 4); or other expenses not specified in this Section 5(b) which may be properly payable by Reserves and which are approved by Reserves' President or Treasurer.

                  (3) Reserves will compensate NBAI for its services rendered pursuant to this Agreement in accordance with Schedule A. In addition, Reserves shall reimburse NBAI for certain reasonable out-of pocket distributions made in connection with fulfilling its obligations under the Agreement. The items eligible for reimbursement are set forth on Schedule A.

         6. Limitation of Liability; Indemnification.

              (a) Stephens shall not be liable for any error of judgment or mistake of law or for any loss suffered by Reserves in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from Stephens' willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof.

              (b) NBAI shall not be liable for any error of judgment or mistake of law or for any loss suffered by Reserves in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from NBAI's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof.

              (c) Reserves, on behalf of each Fund, will indemnify Stephens and/or NBAI against and hold each harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit relating to the particular Fund and not resulting from the willful misfeasance, bad faith or gross negligence of Stephens and/or NBAI in the performance of such obligations and duties or by reason of their reckless disregard thereof. Stephens and/or NBAI will not confess any claim or settle or make any compromise in any instance in which Reserves will be asked to provide indemnification, except with Reserves' prior written consent. Any amounts payable by Reserves under this
Section 6(c) shall be satisfied only against the assets of the Fund involved in the claim, demand, action or suit and not against the assets of any other investment portfolio of Reserves.

7.   Effective Date; Termination of Agreement.

              (a) This Agreement shall become effective, on a Fund by Fund basis, upon the completion of the transfer of a Fund's accounting function to The Bank of New York, notice of which shall be provided by Reserves to Stephens and NBAI for each Fund. This Agreement shall remain in full force and effect with respect to such Fund(s) unless terminated pursuant to the provisions of
Section 7(c).

              (b) The parties agree that the administration arrangements between Stephens and Reserves, dated September 1, 1993, and the sub-administration arrangements between Stephens and NBAI, dated November 18, 1997, with respect to the Funds shall be terminated on a Fund by Fund basis upon the effectiveness of this Agreement.

              (c) This Agreement may be terminated at any time without payment of any penalty, upon 60 days' written notice, by vote of the Board of Trustees of Reserves, by Stephens or by NBAI. Stephens and NBAI will each cooperate with and assist Reserves, its agents and any successor administrator or administrators in the substitution/conversion process.

              (d) Sections 6 and 9 shall survive this Agreement's termination.

         8. Amendments. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

         9. Confidentiality. All books, records, information and data pertaining to the business of Reserves, its prior, present or potential shareholders and NBAI's customers that are exchanged or received pursuant to the performance of Stephens' and/or NBAI's duties under this Agreement shall remain confidential and shall not be disclosed to any other person, except as specifically authorized by Reserves or as may be required by law, and shall not be used for any purpose other than performance of NBAI's and Stephens' responsibilities and duties hereunder.

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

         10. Service to Other Companies or Accounts. Reserves acknowledges that both Stephens and NBAI now act, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts, and as investment adviser, investment sub-adviser and/or administrator to other investment companies or series of investment companies, and Reserves has no objection to either Stephens or NBAI so acting. Reserves further acknowledges that the persons employed by both Stephens and NBAI to assist in the performance of their duties under this Agreement may not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of Stephens or NBAI or any affiliate of either to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         11. Miscellaneous.

              (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to Reserves, Stephens or NBAI shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

              To Reserves:
              Nations Institutional Reserves
              111 Center Street, Suite 3000
              Little Rock, Arkansas  72201
              Attention:  Secretary

              To Stephens:
              Stephens Inc.
              111 Center Street, Suite 3000
              Little Rock, Arkansas  72201
              Attention:  Richard H. Blank, Jr.

              To NBAI:
              NationsBanc Advisors, Inc.
              One Bank of America Plaza
              33rd Floor
              Charlotte, NC  28255
              Attention:  Edward D. Bedard

              (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other parties.

              (c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

              (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

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

              (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

              (f) This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

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


         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                                            STEPHENS INC.



                                            By:    /s/ Richard H. Blank, Jr.
                                                   -------------------------
                                                   Richard H. Blank, Jr.
                                                   Senior Vice President


                                            NATIONSBANC ADVISORS, INC.



                                            By:   /s/ Edward D. Bedard
                                                  -------------------------
                                                  Edward D. Bedard
                                                  Senior Vice President and
                                                  Chief Operating Officer


                                           NATIONS INSTITUTIONAL RESERVES



                                            By:    /s/ James E. Banks, Jr.
                                                   -----------------------
                                                   James E. Banks, Jr.
                                                   Assistant Secretary



                                       10
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                                   SCHEDULE I



1.   Cash Reserves
2.   Treasury Reserves
3.   Municipal Reserves
4.   Government Reserves
5.   Money Market Reserves
6.   California Tax Exempt Reserves
7.   California Municipal Bond Fund
8.   Asset Allocation Fund
9.   Capital Income Fund
10.  Intermediate Bond Fund
11.  Blue Chip Fund
12.  Emerging Markets Fund
13.  International Value Fund
14.  Marsico Growth & Income Fund
15.  Marsico Focused Equities Fund
16.  International Equity Fund

     Amended:  August 19, 1999

         IN WITNESS WHEREOF, the parties hereto have caused this amended
Schedule I to be executed by their duly authorized officers designated below as of the 19th day of August, 1999.

                                            STEPHENS INC.



                                            By:    /s/ Richard H. Blank, Jr.
                                                   --------------------------
                                                   Richard H. Blank, Jr.
                                                   Senior Vice President


                                            NATIONSBANC ADVISORS, INC.



                                            By     /s/ Robert H. Gordon
                                                   --------------------------
                                                   Robert H. Gordon
                                                   President


                                            NATIONS RESERVES



                                            By:    /s/ James E. Banks, Jr.
                                                   --------------------------
                                                   James E. Banks, Jr.
                                                   Assistant Secretary




                                      I-2
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                                   SCHEDULE A


         For services rendered pursuant to this Agreement, Reserves will pay Stephens and NBAI, in the aggregate, an administration fee, computed daily and payable monthly, based on annual rate of each Fund's daily net assets as follows:

         1.   Money Market Funds:                                    0.10%

         2.   Fixed Income Funds (except
              Nations Intermediate Bond Fund):                       0.22%

         3.   Nations Intermediate Bond Fund:                        0.17%

         4.   International Funds (except
              Nations International Equity Fund and
              Nations International Value Fund):                     0.22%

         5.   Nations International Equity Fund and
              Nations International Value Fund:                      0.17%

         6.   Domestic Equity Funds (except
              Nations Blue Chip Fund, Nations
              Marsico Focused Equities Fund and
              Nations Marsico Growth & Income Fund):                 0.23%

         7.   Nations Blue Chip Fund:                                0.18%

         8.   Nations Marsico Focused Equities Fund and
              Nations Marsico Growth & Income Fund:                  0.13%




         It is understood and agreed among the parties that the aggregate administration fee payable hereunder shall be divided by and between Stephens and NBAI, as they may agree from time to time.


         In addition to the asset-based fee set forth above, Reserves shall reimburse Stephens, NBAI and any sub-administrator engaged pursuant to Paragraph 4 for certain reasonable out-of-pocket expenses incurred by them in connection with the performance of their respective duties hereunder.


         Reimbursable out-of-pocket expenses shall include the following: reasonable costs associated with postage (including overnight services), telephone, telecommunications (including facsimiles), duplicating, pricing services, and forms and supplies.

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         IN WITNESS WHEREOF, the parties hereto have caused this amended
Schedule A to be executed by their duly authorized officers designated below as of the 18th day of November, 1999.

                                            STEPHENS INC.



                                            By:   /s/ Richard H. Blank, Jr.
                                                  -------------------------
                                                   Richard H. Blank, Jr.
                                                   Senior Vice President


                                            BANC OF AMERICA ADVISORS, INC.
                                            (Formerly, NationsBanc Advisors,
                                             Inc.)


                                            By:   /s/ Edward D. Bedard
                                                  -------------------------
                                                  Edward D. Bedard
                                                  Senior Vice President and
                                                  Chief Operating Officer


                                            NATIONS RESERVES
                                            on behalf of the Funds



                                            By:    /s/ James E. Banks, Jr.
                                                   -----------------------
                                                   James E. Banks, Jr.
                                                   Assistant Secretary



                                      B-1